CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 13 to Registration Statement No. 333-143964 on Form N-1A of our report dated November 25, 2008, relating to the financial statements and financial highlights of First Trust Exchange-Traded Fund II, comprising First Trust DJ STOXX(R) Select Dividend 30 Index Fund, First Trust FTSE EPRA/NAREIT Global Real Estate Index Fund, First Trust Dow Jones Global Select Dividend Index Fund, and First Trust ISE Global Wind Energy Index Fund, appearing in the Annual Report on Form N-CSR for the year or period ended September 30, 2008 and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which are a part of such Registration Statement.

DELOITTE & TOUCHE LLP

Chicago, Illinois
January 28, 2009